Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc.

Announces Acquisition of Twin City Crossing Shopping Center for $4.5 Million

•	Grocery-anchored property 100% leased through March 2014
•	Anchor tenant Bi-Lo Grocery covers approximately 88% of the center’s gross leasable area and approximately 168% of Wheeler’s debt service on the entire property
•	Expands Wheeler’s geographic footprint into South Carolina

Virginia Beach, VA – December 20, 2012 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has purchased Twin City Crossing, a grocery-anchored shopping center for a purchase price of approximately $4.5 million, or $94 per leasable square foot.

Twin City Crossing is located in Batesburg-Leesville, South Carolina, approximately 30 miles southwest of Columbia, SC. With the addition of Twin City Crossing Wheeler has expanded its geographic footprint to 5 states, including Virginia, North Carolina, South Carolina, Florida, and Oklahoma. The property is 100% leased through April 2014, and marks the second acquisition that the Company has made using the proceeds of its initial public offering (“IPO”), which was completed in November 2012.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Twin City Crossing fits Wheeler’s acquisition criteria perfectly as a grocery-anchored shopping center with a stable tenant base in a community-driven, tertiary market. We acquired the property at a significant discount to its estimated replacement cost, favorable capitalization rate, and expect it to be immediately accretive to our net operating income. We were particularly pleased to secure a property with such a well-known and secure anchor tenant in Bi-Lo Grocery, whose rent will cover approximately 168% of our debt service on the entire property. We feel Twin City Crossing, along with our previously announced acquisition of a free-standing property in Grove, Oklahoma, is a great first step in executing Wheeler’s acquisition strategy. We believe that there is a steady pipeline of ‘necessity shopping’ centers for purchase at favorable prices in the markets we are targeting. We look forward to keeping investors apprised of our progress.”

Twin City Crossing—Batesburg-Leesville, South Carolina

Twin City Crossing is a 47,680 square-foot grocery anchored retail center located on over 6 acres of land off of US Highway 1 (15,600 cars per a day) in Batesburg-Leesville, South Carolina.

The center was built in 1998 and has been 100% leased since 2004. The tenant base includes well-known grocery anchor Bi-Lo Grocery, which comprises approximately 88% of the center’s gross leasable area and has 9 years on their current lease term. The remaining units include nationally recognized tenants Subway and Advance America.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) acquired Twin City Crossing Shopping Center, based in Batesburg-Leesville, SC (photo above). Additional information on the property can be found at the Company’s website: www.whlr.us.

Photo courtesy of Wheeler

Wheeler Real Estate Investment Trust Inc. December 20, 2012	Page 2

Center Expansion Opportunities

The center has potential for expansion with a build out of an additional 9,742 square feet, with additional room for kiosks in the property’s parking lot.

Location / Demographic Information

Batesburg-Leesville is located in Lexington County, SC, with population of approximately 10,433 within a five-mile radius of the shopping center. Twin City Crossing is located on US Highway 1 with excellent access and visibility.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains 10 strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward Looking Statements

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations and contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding the availability of suitable acquisition targets and the Company’s ability to identify and negotiate such acquisition targets are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the

Wheeler Real Estate Investment Trust Inc. December 20, 2012	Page 2

Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch Corporate Secretary (757) 627-9088 / robin@whlr.us		Adam Prior Vice-President (212) 836-9606 / aprior@equityny.com
Terry Downs Account Executive (212) 836-9615 / tdowns@equityny.com